Registration Statement No.333-264388
Filed Pursuant to Rule 433

Subject to Completion, dated January 18, 2023
Pricing Supplement to the Prospectus dated May 26, 2022,
the Prospectus Supplement dated May 26, 2022 and the Product Supplement dated September 22, 2022

US$ [ ]
Senior Medium-Term Notes, Series I
Autocallable Buffer Enhanced Return Notes due July 31, 2024
Linked to a Basket of Three ETFs

•	The notes are designed for investors who are seeking 150.00% leveraged positive return based on any appreciation in the level of an equally weighted basket (the “Basket”) consisting of the shares of the SPDR® S&P® Biotech ETF, the shares of the iShares Global Clean Energy ETF, and the shares of the First Trust Nasdaq Cybersecurity ETF (each, a "Basket Component"), if the notes are not automatically redeemed prior to maturity. Investors should be willing to have their notes automatically redeemed prior to maturity, be willing to forego any potential to participate in any increase in the level of the Basket if the notes are automatically redeemed, be willing to forego any interest payments, and be willing to lose some or all of their principal at maturity if the notes are not automatically redeemed prior to maturity.
•	On February 1, 2024, if the closing level of the Basket is greater than 100% of its Initial Level (its “Call Level”), the notes will be automatically redeemed. On the corresponding settlement date (the “Call Settlement Date”), investors will receive their principal amount plus the applicable Call Amount (which represents a return of 12.00% per annum). After the notes are redeemed, investors will not receive any additional payments in respect of the notes and will not participate in any positive performance of the Basket.
•	If the Basket decreases by more than 15.00% from its Initial Level, investors will lose 1% of the principal amount for each 1% decrease in the level of the Basket from its Initial Level to its Final Level in excess of 15.00%. In such a case, you will receive a cash amount at maturity that is less than the principal amount, and may lose up to 85.00% of your principal amount at maturity.
•	Investing in the notes is not equivalent to a direct investment in the Basket Components.
•	The notes do not bear interest. The notes will not be listed on any securities exchange.
•	All payments on the notes are subject to the credit risk of Bank of Montreal.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	The CUSIP number of the notes is 06374VJV9.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:1

Pricing Date:	January 26, 2023	Valuation Date:	July 26, 2024
Settlement Date:	January 31, 2023	Maturity Date:	July 31, 2024

1Expected. See “Key Terms of the Notes” below for additional details.

	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
Per Note Total	100% [ ]	1.50% [ ]	98.50% [ ]

1 The total “Agent’s Commission” and “Proceeds to Bank of Montreal” to be specified above will reflect the aggregate amounts at the time Bank of Montreal establishes its hedge positions on or prior to the Pricing Date, which may be variable and fluctuate depending on market conditions at such times. Certain dealers who purchased the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be between $985.00 and $1,000 per $1,000 in principal amount. We or one of our affiliates may also pay a referral fee to certain dealers in connection with the distribution of the notes.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $971.00 per $1,000 in principal amount. The estimated initial value of the notes on the Pricing Date may differ from this value but will not be less than $920.00 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Asset; Basket Components; Weighting Percentages; Initial Basket	The Reference Asset is a weighted basket consisting of the following ETFs (the “Basket” and the underlying equity indices, the “Basket Components”):

Component Levels[2]:	Basket Component	Bloomberg Ticker	Weighting Percentage	Initial Basket Component Level*
	The shares of the SPDR® S&P® Biotech ETF	XBI	33.33%
	The shares of the iShares Global Clean Energy ETF	ICLN	33.33%
	The shares of the First Trust Nasdaq Cybersecurity ETF	CIBR	33.33%
	* With respect to each Basket Component, its closing level on the Pricing Date.

Underlying Index:	With respect to the SPDR® S&P® Biotech ETF, the S&P® Biotechnology Select Industry® Index; with respect to the iShares Global Clean Energy ETF, the S&P Global Clean Energy Index; and with respect to the First Trust Nasdaq Cybersecurity ETF, the Nasdaq CTA Cybersecurity Index™

Automatic Redemption:	On February 1, 2024, if the Basket Closing Level is greater than its Call Level, the notes will be automatically redeemed. No further amounts will be owed to you under the notes and you will not participate in any positive performance of the Basket.

Payment upon Automatic Redemption:	If the notes are automatically redeemed, then, on the corresponding Call Settlement Date, investors will receive their principal amount plus the applicable Call Amount.

Observation Dates, Call Settlement	Observation Dates	Call Amounts (per Note)	Potential Call Settlement Dates
Date and Call Amounts:[1,2]	February 1, 2024	$120.00	February 6, 2024
	The Call Amount represents a return of 12.00% per annum.

Payment at Maturity:

If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Basket:

If the Final Level of the Basket is greater than or equal to its Initial Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + ($1,000 x Percentage Change x Upside Leverage Factor)

If the Final Level of the Basket is less than its Initial Level, but is not less than its Buffer Level, then investors will, for each $1,000 in principal amount of the notes, receive the principal amount of $1,000 and no additional return.

If the Final Level of the Basket is less than its Buffer Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

$1,000 + [$1,000 x (Percentage Change + Buffer Percentage)]

In this case, investors will lose 1% of their principal for each 1% that the Final Level of the Basket declines from its Initial Level in excess of 15.00%. You may lose up to 85.00% of the principal amount of your notes.

Final Level:	The Basket Closing Level on the Valuation Date.

Initial Level:[2]	100.00

Basket Closing Level:	On any day, the Basket Closing Level will be calculated as (a) the Initial Level multiplied by (b) the sum of (i) 1 plus (ii) the sum of the products of each Component Change multiplied by its Weighting Percentage.

Call Level:[2]	100.00% of the Initial Level.

Percentage Change:	The quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) Initial Level

Component Change:

With respect to each Basket Component, the quotient, expressed as a percentage, of the following formula:

(Closing Basket Component Level - Initial Basket Component Level)
Initial Basket Component Level

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Closing Basket Component Level:	On any trading day during the term of the notes, with respect to each Basket Component, its closing price on such day.

Upside Leverage Factor:	150.00%

Buffer Level:[2]	85.00, which is 85.00% of the Initial Level.

Buffer Percentage:[2]	15.00% Accordingly, you will receive the principal amount of your notes at maturity only if the level of the Basket does not decrease by more than 15.00% over the term of the notes. If the Final Level of the Basket is less than its Buffer Level, you will receive less than the principal amount of your notes at maturity and you could lose up to 85.00% of the principal amount of your notes.

Pricing Date:[1]	January 26, 2023

Settlement Date:[1]	January 31, 2023

Valuation Date:[1]	July 26, 2024

Maturity Date:[1]	July 31, 2024

Physical Delivery Amount:	We will only pay cash on the Maturity Date, and you will have no right to receive any shares of any Basket Component.

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

1 Expected and subject to the occurrence of a market disruption event, as described in the accompanying product supplement. If we make any change to the expected Pricing Date and Settlement Date, the Valuation Date and Maturity Date will be changed so that the stated term of the notes remains approximately the same.

2As determined by the calculation agent and subject to adjustment in certain circumstances. See “General Terms of the Notes — Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF),” “— Adjustments to Reference Asset that Is an ETF” and “— Adjustments Relating to Notes Linked to a Basket” in the product supplement for additional information.

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Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes assuming the notes are not automatically redeemed, based on various hypothetical Final Levels (and the corresponding Percentage Change) of the Basket, reflecting the 150.00% Upside Leverage Factor and Buffer Level of 85.00% of the Initial Level. Please see “Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes” below for more detailed examples. If the notes are automatically redeemed, investors will receive their principal amount plus the applicable Call Amount. After the notes are redeemed, investors will not receive any additional payments in respect of the notes and will not participate in any positive performance of the Basket.

Hypothetical Percentage Change of the Basket	Participation in Percentage Change	Hypothetical Return of the Notes
20% 10%	150% Upside Exposure	30% 15%
0% -15%	Buffer Level of 85.00% of Initial Level	0% 0%
-25% -35%	1x Loss Beyond Buffer Level	-10% -20%

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Additional Terms of the Notes

You should read this document together with the product supplement dated September 22, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated September 22, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000121465922011396/j922220424b2.htm

Prospectus supplement dated May 26, 2022 and prospectus dated May 26, 2022:

https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC's website at http://www.sec.gov. Alternatively, we will arrange to send to you the prospectus (as supplemented by the prospectus supplement and product supplement) if you request it by calling our agent toll-free at 1-877-369-5412.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

•	Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the notes are not automatically redeemed and the Final Level of the Basket is less than its Buffer Level, you will lose 1% of the principal amount for each 1% that the Final Level of the Basket is less than its Initial Level in excess of the Buffer Percentage. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be significantly less than the principal amount of your notes. Accordingly, you could lose up to 85.00% of the principal amount of your notes.
•	Changes in the level of one or more Basket Components may be offset by changes in the level of one or more other Basket Components. A change in the levels of one or more Basket Components may not correlate with changes in the levels of one or more other Basket Components. The level of one or more Basket Components may increase, while the level of one or more other Basket Components may not increase as much, or may even decrease. Therefore, in determining the level of the Basket as of any time, increases in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the level of one or more other Basket Components.
•	Your notes are subject to automatic early redemption. — We will redeem the notes if the Basket Closing Level on any Observation Date is greater than its Call Level. Following an automatic redemption, you may not be able to reinvest your proceeds in an investment with returns that are comparable to the notes. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
•	If the notes are automatically redeemed, your return on the notes is limited to the potential Call Amount regardless of any increase in the level of the Basket. — If the notes are automatically redeemed, you will not receive a payment with a value greater than your principal amount plus the applicable Call Amount, even if the Final Level of the Basket exceeds its Call Level by a substantial amount. Accordingly, your maximum return on the applicable notes is limited to the potential return represented by the Call Amount if the notes are automatically redeemed.
•	If the notes are not automatically redeemed, your return may be less than if the notes were automatically redeemed and may be negative. — If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Basket over the term of the notes, which may be negative. If the level of the Basket has performed positively over the term of the notes, your return may still be less than the return represented by the Call Amount. Furthermore, even if the return you receive is greater than the return represented by the Call Amount, such return may reflect a lower return on a per annum basis. If the notes are not automatically redeemed and the Final Level is less than its Buffer Level, your return on the notes will be negative. Depending on the Final level of the Basket, the return you receive at maturity may be less than, and potentially significantly less than, the return represented by the Call Amount.
•	Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for interest payments and the payment you receive at maturity, if any, may be less than the principal amount of the notes. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Basket Components. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Risks Related to the Basket

•	Owning the notes is not the same as owning shares of the Basket Components or a security directly linked to the Basket or Basket Components. — The return on your notes will not reflect the return you would realize if you actually owned shares of the Basket Components or a security directly linked to the performance of the Basket Components and held that investment for a similar period. Your notes may trade quite differently from the Basket Components. Changes in the level of a Basket Component may not result in comparable changes in the market value of your notes. Even if the levels of the Basket Components increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the levels of the Basket Components increase. In addition, any dividends or other distributions paid on a Basket Component will not be reflected in the amount payable on the notes.
•	You will not have any shareholder rights and will have no right to receive any shares of the Basket Components (or any company included in a Basket Component) at maturity. — Investing in your notes will not make you a holder of any shares of the Basket Components or any securities held by the Basket Components. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Basket Components or such underlying securities.
•	No delivery of shares of the Basket Components. — The notes will be payable only in cash. You should not invest in the notes if you seek to have the shares of a Basket Component delivered to you at maturity.
•	Changes that affect an Underlying Index will affect the market value of the notes and the amount you will receive at maturity. — With respect to each Basket Component, the policies of the applicable index sponsor concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Basket Component and, therefore, could affect the share price of the Basket Component, the amounts payable on the notes, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the applicable index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable index sponsor discontinues or suspends the calculation or publication of the applicable Underlying Index.
•	We have no affiliation with any index sponsor of any Underlying Index and will not be responsible for any index sponsor's actions. — The sponsors of the Underlying Indices are not our affiliates and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of any index sponsor , including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to any index sponsor of any Underlying Index.

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•	Adjustments to a Basket Component could adversely affect the notes. — The sponsor and advisor of each Basket Component is responsible for calculating and maintaining that Basket Component. The sponsor and advisor of each Basket Component can add, delete or substitute the stocks comprising that Basket Component or make other methodological changes that could change the share price of the applicable Basket Component at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.
•	We and our affiliates do not have any affiliation with any applicable investment advisor or the any Basket Component Issuer and are not responsible for their public disclosure of information. — The investment advisor of each Basket Component advises the issuer of the applicable Basket Component (each, a “Basket Component Issuer” and, collectively, the “Basket Component Issuers”) on various matters, including matters relating to the policies, maintenance and calculation of the applicable Basket Component. We and our affiliates are not affiliated with the investment advisor of any Basket Component or any Basket Component Issuer in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding the methods or policies relating to a Basket Component. No investment advisor of a Basket Component nor any Basket Component Issuer is involved in the offerings of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to a Basket Component that might affect the value of the notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about any investment advisor or any Basket Component Issuer contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Basket Component Issuers.
•	The correlation between the performance of a Basket Component and the performance of the applicable Underlying Index may be imperfect. — The performance of each Basket Component is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on a Basket Component may correlate imperfectly with the return on the applicable Underlying Index.
•	The Basket Components are subject to management risks. — The Basket Components are subject to management risk, which is the risk that the applicable investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the applicable investment advisor may invest a portion of a Basket Component Issuer’s assets in securities not included in the relevant industry or sector but which the applicable investment advisor believes will help applicable the Basket Component track the relevant industry or sector.
•	You must rely on your own evaluation of the merits of an investment linked to the Basket Components. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the prices of the Basket Components or the prices of the securities held by the Basket Components. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Basket Components or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Basket Components at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely on the views expressed by our affiliates.
Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

Risks Related to the SPDR® S&P® Biotech ETF

•	An investment in the notes is subject to risks associated with investing in the biotechnology sector. — The stocks held by the SPDR® S&P® Biotech ETF are generally concentrated in the biotechnology industry. Companies within the biotech industry invest heavily in research and development which may not necessarily lead to commercially successful products. This industry is also subject to increased governmental regulation which may delay or inhibit the release of new products. Many biotech companies are dependent upon their ability to use and enforce intellectual property rights and patents. Any impairment of such rights may have adverse financial consequences. Biotech stocks, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Biotech companies can be significantly affected by technological change and obsolescence, product liability lawsuits and consequential high insurance costs.

•	An investment in the notes is subject to risks associated with investing in small-capitalization and mid-capitalization companies. — The SPDR® S&P® Biotech ETF may invest in companies that may be considered small-capitalization or mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the SPDR® S&P® Biotech ETF’s share price may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization or mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization or mid-capitalization companies may be thinly traded, making it difficult for the SPDR® S&P® Biotech ETF to buy and sell them. In addition, small-capitalization or mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization or mid-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

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Risks Related to the iShares® Global Clean Energy ETF

•	An investment in the notes is subject to risks associated with investing in the clean energy sector. — All or substantially all of the equity securities held by the iShares® Global Clean Energy ETF are issued by companies whose primary line of business is directly associated with the clean energy sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The risks of investing in the clean energy sector include the risks of focusing investments in the water, energy and environmental sectors, and adverse developments in these sectors may significantly affect the price of the iShares® Global Clean Energy ETF. Clean energy companies may be highly dependent upon government subsidies, contracts with government entities and the successful development of new and proprietary technologies. In addition, seasonal weather conditions, fluctuations in the supply of and demand for clean energy products, changes in energy prices, international political events, the success of project development and tax and other governmental regulatory policies may cause fluctuations in the performance of clean energy companies and the prices of their securities. Weak demand for the companies’ products or services or for clean energy products and services in general, may adversely affect the iShares® Global Clean Energy ETF’s performance. Obsolescence of existing technology, short product cycles, legislation resulting in more strict government regulations and enforcement policies, falling prices and profits, energy conservation, the supply of, and demand for, oil and gas, the price of oil and gas, competition from new market entrants and general economic conditions can significantly affect the clean energy sector. The clean energy sector is relatively nascent and under-researched in comparison to more established and mature sectors, and should therefore be regarded as having greater investment risk. Therefore, shares of companies in this sector maybe more volatile and, historically, have been more volatile than shares of companies operating in other, more established industries. In addition, certain methods used to value companies involved in the alternative power and power technology sectors, particularly those companies that have not yet traded profitably, have not been in widespread use for a significant period of time. As a result, the use of these valuation methods may serve to increase further the volatility of certain alternative power and power technology company share prices. These factors could affect the clean energy sector and could affect the value of the equity securities held by the iShares® Global Clean Energy ETF and the price of the iShares® Global Clean Energy ETF during the term of the notes, which may adversely affect the value of your notes.

•	An investment in the notes is subject to risks associated with investing in small-capitalization and mid-capitalization companies. — The iShares® Global Clean Energy ETF may invest in companies that may be considered small-capitalization or mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the iShares® Global Clean Energy ETF’s share price may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization or mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization or mid-capitalization companies may be thinly traded, making it difficult for the iShares® Global Clean Energy ETF to buy and sell them. In addition, small-capitalization or mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization or mid-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
•	An investment in the notes is subject to currency exchange risk. — Because the prices of the non-U.S. equity securities held by the iShares® Global Clean Energy ETF are converted into U.S. dollars for purposes of calculating the net asset value of the iShares® Global Clean Energy ETF, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities held by the iShares® Global Clean Energy ETF trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the iShares® Global Clean Energy ETF denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the iShares® Global Clean Energy ETF will be adversely affected and any payment on the notes may be reduced.
•	The iShares® Global Clean Energy ETF, and therefore an investment in the notes, is subject to risks associated with foreign securities markets. — The Underlying Index of the iShares® Global Clean Energy ETF tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Underlying Index of the iShares® Global Clean Energy ETF may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
•	The iShares® Global Clean Energy ETF, and therefore an investment in the notes, is subject to risks associated with emerging markets. — The Underlying Index of the iShares® Global Clean Energy ETF includes stocks issued by companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The shares tracked by the Underlying Index of the iShares® Global Clean Energy ETF may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the levels of the iShares® Global Clean Energy ETF, which could, in turn, adversely affect the value of, and amount payable on, the notes.

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Risks Related to the First Trust Nasdaq Cybersecurity ETF

•	An investment in the notes is subject to risks associated with investing in the cybersecurity sector. All or substantially all of the equity securities held by the First Trust Nasdaq Cybersecurity ETF are issued by companies whose primary line of business is directly associated with the cybersecurity industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. Cybersecurity companies are companies that provide products and services intended to protect the integrity of data and network operations for private and public networks, computers and mobile devices. Like other technology and industrials companies, cybersecurity companies are generally subject to the risks of rapidly changing technologies, short product life cycles, fierce competition, aggressive pricing and reduced profit margins, loss of patent, copyright and trademark protections, cyclical market patterns, evolving industry standards and frequent new product introductions. These companies may also be smaller and less experienced companies, with limited product lines, markets, qualified personnel or financial resources. These factors could affect the cybersecurity industry and could affect the value of the equity securities held by the First Trust Nasdaq Cybersecurity ETF and the price of the First Trust Nasdaq Cybersecurity ETF during the term of the notes, which may adversely affect the value of your notes.

•	An investment in the notes is subject to risks associated with investing in small-capitalization and mid-capitalization companies. — The First Trust Nasdaq Cybersecurity ETF may invest in companies that may be considered small-capitalization or mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the First Trust Nasdaq Cybersecurity ETF’s share price may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization or mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization or mid-capitalization companies may be thinly traded, making it difficult for the First Trust Nasdaq Cybersecurity ETF to buy and sell them. In addition, small-capitalization or mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization or mid-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
•	An investment in the notes is subject to currency exchange risk. — Because the prices of the non-U.S. equity securities held by the First Trust Nasdaq Cybersecurity ETF are converted into U.S. dollars for purposes of calculating the net asset value of the First Trust Nasdaq Cybersecurity ETF, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities held by the First Trust Nasdaq Cybersecurity ETF trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the First Trust Nasdaq Cybersecurity ETF denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the First Trust Nasdaq Cybersecurity ETF will be adversely affected and any payment on the notes may be reduced.
•	The First Trust Nasdaq Cybersecurity ETF, and therefore an investment in the notes, is subject to risks associated with foreign securities markets. — The Underlying Index of the First Trust Nasdaq Cybersecurity ETF tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Underlying Index of the First Trust Nasdaq Cybersecurity ETF may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

General Risk Factors

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
•	Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Basket Components or the securities held by a Basket Component on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Basket Components and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.
•	Our initial estimated value of the notes will be lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes will exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations. The initial estimated value of the notes may be as low as the amount indicated on the cover page hereof.

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•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is, and our estimated value as determined on the Pricing Date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Basket Components, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.
•	The terms of the notes are not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.
•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.
•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.
•	Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling shares of the Basket Components or securities held by the Basket Components, futures or options relating to the Basket Components or securities held by the Basket Components or other derivative instruments with return liked or related to changes in the performance on the Basket Components or securities held by the Basket Components. We or our affiliates may also trade in the Basket Components, such securities, or instruments related to the Basket Components or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.
•	Many economic and market factors will influence the value of the notes. — In addition to the levels of the Basket Components and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.
•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Buffer Level of 85.00 (85.00% of the hypothetical initial level), a Call Amount of $120.00 per note, a range of hypothetical Final Levels and the effect on the payment at maturity.

The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not automatically redeemed, the actual cash amount that you will receive at maturity will depend upon the Final Level of the Basket. If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus the Call Amount. You may lose some or all of the principal amount at maturity.

Hypothetical Final Level of the Basket	Hypothetical Final Level of the Basket Expressed as a Percentage of its Initial Level	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
200.00	200.00%	$2,500.00	150.00%
180.00	180.00%	$2,200.00	120.00%
160.00	160.00%	$1,900.00	90.00%
140.00	140.00%	$1,600.00	60.00%
120.00	120.00%	$1,300.00	30.00%
100.00	100.00%	$1,000.00	0.00%
90.00	90.00%	$1,000.00	0.00%
85.00	85.00%	$1,000.00	0.00%
84.99	84.99%	$999.90	-0.01%
80.00	80.00%	$950.00	-5.00%
60.00	60.00%	$750.00	-25.00%
40.00	40.00%	$550.00	-45.00%
20.00	20.00%	$350.00	-65.00%
0.00	0.00%	$150.00	-85.00%

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Basket decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 80.00, representing a Percentage Change of –20.00%. Because the Percentage Change of the Basket is negative and its hypothetical Final Level is less than its Buffer Level, the investor receives a payment at maturity of $950.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (–20.00% + 15.00%)] = $950.00

Example 2: The level of the Basket decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 90.00, representing a Percentage Change of –10%. Although the Percentage Change of the Basket is negative, because its hypothetical Final Level is greater than its Buffer Level, the investor receives a payment at maturity equal to the principal amount of the notes.

Example 3: The level of the Basket increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 120.00, representing a Percentage Change of 20.00%. Because the hypothetical Final Level of the Basket is greater than its hypothetical Initial Level, the investor receives a payment at maturity of $1,300.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + $1,000 x (20.00% x 150.00%) = $1,300.00

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U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid derivative contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as pre-paid derivative contracts in respect of the Basket for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in the product supplement dated September 22, 2022 under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Pre-Paid Derivative Contracts,” which applies to the notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page. We or one of our affiliates may also pay a referral fee to certain dealers in connection with the distribution of the notes.

Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We will deliver the notes on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part. You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Basket Components or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use the final pricing supplement relating to the notes in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use the final pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, the final pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

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No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. The notes may not be distributed to retail investors in Switzerland. This pricing supplement shall not be dispatched, copied to or otherwise made available to any person in Switzerland, and the notes may not be offered for sale to any person in Switzerland, except in accordance with Swiss law.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this pricing supplement or any other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any sales or resales of the notes may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. By accepting this pricing supplement or by purchasing the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

•	Barbados
•	Bermuda

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Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date hereof , and that will be set forth on the cover page of the final pricing supplement relating to the notes, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and
•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date will be determined based on the market conditions on the Pricing Date.

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The Basket Components

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any Basket Component Issuer and the Basket Component Issuers will have no obligations with respect to the notes. This document relates only to the notes and does not relate to the shares of the Basket Components or any securities included in any Underlying Index. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the Basket Components in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described below and that would affect the trading price of the shares of the Basket Components, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Basket Components could affect the price of the shares of the Basket Components on any Observation Date or the Valuation Date, and therefore could affect the payments on the notes.

The selection of a Basket Component is not a recommendation to buy or sell the shares of that Basket Component. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Basket Components. Information provided to or filed with the SEC under the Exchange Act and the Investment Company Act of 1940 relating to the Basket Components may be obtained through the SEC’s website at http://www.sec.gov.

The SPDR® S&P® Biotech ETF (“XBI”)

The XBI is an investment portfolio maintained and managed by SSgA Funds Management, Inc. (“SSFM”). SSFM is the investment advisor to separate investment portfolios, including the XBI. The XBI seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Biotechnology Select Industry® Index (the “SPSIBI”). The SPSIBI represents the biotechnology sub-industry portion of the Standard & Poor’s Total Market Index (“S&P TMI”), an index that is designed to measure the performance of the U.S. equity market. The XBI trades on NYSE Arca under the ticker symbol “XBI.”

In seeking to track the performance of the SPSIBI, the XBI employs a sampling strategy, which means that the Fund is not required to purchase all of the securities represented in the SPSIBI. Instead, the SPSIBI may purchase a subset of the securities in the SPSIBI in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the SPSIBI. The XBI will normally invest at least 80% of its total assets in the common stocks that comprise the SPSIBI.

The S&P® Biotechnology Select Industry® Index

The SPSIBI represents the biotechnology segment of the S&P TMI. The biotechnology segment of the S&P TMI comprises the Biotechnology sub-industry. The SPSIBI is one of 21 of the S&P Select Industry Indices (the “Select Industry Indices”), each designed to measure the performance of a narrow sub-industry or group of sub-industries determined based on the Global Industry Classification Standard (“GICS”). Membership in the Select Industry Indices is based on the GICS classification, as well as liquidity and market cap requirements. Companies in the Select Industry Indices are classified according to GICS which determines classifications primarily based on revenues; however, earnings and market perception are also considered. The SPSIBI consists of the S&P TMI constituents belonging to the Biotechnology sub-industry that satisfy the following criteria:

•	have a float-adjusted market capitalization greater than or equal to $500 million with a float-adjusted liquidity ratio (defined by dollar value traded over the previous 12 months divided by the float-adjusted market capitalization as of the index rebalancing reference date) greater than or equal to 90% or have a float-adjusted market capitalization greater than or equal to $400 million with a float-adjusted liquidity ratio (as defined above) greater than or equal to 150%; and

•	are U.S. based companies.

To evaluate liquidity, the dollar value traded for initial public offerings or spin-offs that do not have 12 months of trading history is annualized. If there are fewer than 35 stocks, stocks from the Life Sciences Tools & Services sub-industry that meet the market capitalization and liquidity thresholds are included in order of their float-adjusted market capitalization from largest to smallest. If there continues to be fewer than 22 stocks, the market capitalization threshold may be relaxed to ensure that there are at least 22 stocks in the SPSIBI as of the rebalancing effective date. Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below $300 million or their float-adjusted liquidity ratio falls below 50%. The market capitalization threshold and the liquidity threshold are each reviewed from time to time based on market conditions.

The SPSIBI rebalances and reconstitutes quarterly on the third Friday of the quarter ending month. The reference date for additions and deletions is after the close of the last trading date of the previous month. The S&P TMI tracks all eligible U.S. common equities listed on the NYSE, NYSE Arca, NYSE American, NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA, or Cboe EDGX exchanges.

The SPSIBI is modified equal weighted.

The iShares® Global Clean Energy ETF (“ICLN”)

The iShares® Global Clean Energy ETF (the “ICLN”) is an investment portfolio maintained and managed by iShares Trust and advised by BlackRock Fund Advisors (“BFA”). The shares of the ICLN are listed and trade on the NASDAQ under the ticker symbol “ICLN.” iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the ICLN.

The ICLN seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Global Clean Energy Index (the “SPGTCED.”) The SPGTCED is designed to measure the performance of companies in global clean energy-related businesses from both developed and emerging markets, with a target constituent count of 100.

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The ICLN pursues a “representative sampling” strategy in attempting to track the performance of the SPGTCED, and may or may not hold all of the equity securities included in the SPGTCED. The ICLN invests in a representative sample of securities that collectively has an investment profile similar to the SPGTCED. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the SPGTCED.

The ICLN generally invests at least 80% of its assets in securities of the SPGTCED and in investments that have economic characteristics that are substantially identical to the component securities of the SPGTCED (i.e., depositary receipts representing securities of the SPGTCED). The ICLN may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the SPGTCED, but which BFA believes will help the ICLN track the SPGTCED.

The S&P Global Clean Energy Index

The SPGTCED is designed to measure the performance of companies in global clean energy-related businesses from both developed and emerging markets, with a target constituent count of 100. The SPGTCED is float-adjusted market capitalization weighted, subject to exposure score adjustments and a single stock weight cap. The SPGTCED is calculated, maintained and published by S&P and is part of the S&P Thematic Indices family.

Eligibility Criteria

For companies with multiple share classes and dual listed companies, each company is represented once by the designated listing. In order to be included in the SPGTCED, the company must have a total market capitalization of greater than or equal to $300 million, a float-adjusted market capitalization of $100 million, a 3-month average daily value traded of $3 million ($2 million for current constituents), and the stocks must be traded on a developed market exchange.

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Construction and Maintenance

Stocks that meet the eligibility criteria are reviewed for specific practices related to clean energy in their business description. Index constituents are drawn from S&P® Global BMI Index.

The preliminary universe of companies is identified based on any of the following screens:

•	Companies that derive at least 25% in aggregate revenue from clean energy-related businesses as defined by Revere Business Industry Classification (“RBICS”) data.

•	Companies from “general utilities”, as defined by the following Global Industry Classification Standard (“GICS”) sub-industries, that generate at least 20% of their power (as measured by S&P Trucost Limited (Trucost) data) from renewable sources (i.e., wind, solar, hydroelectric, biomass, and geothermal):

•	electric utilities;

•	multi-utilities; and

•	independent power producers & energy traders.

•	Companies from “renewable utilities” as defined by the GICS Sub-industry Renewable Electricity.

•	Companies that had an exposure score of at least 0.5 in the universe for consideration as of the previous rebalancing.

As of each rebalancing reference date, companies with specific levels of involvement and/or significant ownership thresholds, as specified and measured by Sustainalytics, are excluded from the eligible universe. Sustainalytics’ Global Standards Screening (“GSS”) provides an assessment of a company’s impact on stakeholders and the extent to which a company causes, contributes or is linked to violations of international norms and standards. The basis of the GSS assessments are the United Nations Global Compact (“UNGC”) Principles. Sustainalytics classifies companies into the following three statuses: Non-Compliant, classification given to companies that do not act in accordance with the UNGC principles and its associated standards, conventions and treaties; Watchlist, classification given to companies that are at risk of violating one or more principles, for which all dimensions for Non-Compliant status could not be established or confirmed; and Compliant, classification given to companies that act in accordance with the UNGC principles and its associated standards, conventions, and treaties. As of each rebalancing reference date, companies classified as Non-Compliant, according to Sustainalytics, are ineligible for index inclusion. Companies without Sustainalytics coverage are ineligible for index inclusion until they receive such coverage.

After determining the eligible universe, the index components are selected as follows:

•	S&P defines exposure scores for each company based on its RBICS classifications and Trucost’s Power Generation Data for Utility companies.

•	For all companies with an exposure score of 1, 0.75, and 0.5, after introducing the exclusion criteria described above, those with a Trucost carbon-to-revenue footprint standard score greater than three are excluded from index inclusion. Companies without Trucost coverage are eligible for index inclusion

•	For all remaining stocks from the previous step, stocks are first ranked by the exposure scores then float-adjusted market capitalization (“FMC”). All stocks with an exposure score of 1 are selected, with a target constituent count of 100. If more than 100 stocks with an exposure score of 1 are eligible, all those stocks are selected. If fewer than 100 stocks with an exposure score of 1 are eligible, the following selection steps are performed.

•	If, after step 3 there are still not 100 constituents, the highest-ranking stock with an exposure score of 0.75 is selected until the target constituent count of 100 is reached This process continues iteratively until the target constituent count is reached.

•	If, after step 4 there are still not 100 constituents, the highest-ranking stock with an exposure score of 0.5 is selected until the target constituent count of 100 is reached.

•	If, after step 5, the index’s weighted average exposure score falls below 0.85, the lowest ranking stock with an exposure score of 0.5 is removed until the index’s weighted average exposure score reaches 0.85. If after removing all stocks with an exposure score of 0.5 and the weighted average exposure score is still below 0.85, the lowest ranking stock with an exposure score of 0.75 is removed until the index’s weighted average exposure score reaches 0.85. Therefore, it is possible for the final index constituent count to be below 100.

Carbon-to-Revenue Footprint. The carbon-to-revenue footprint data used in the methodology is calculated by Trucost, and is defined as the company’s annual GHG emissions (direct and first tier indirect), expressed as metric tons of carbon dioxide equivalent (tCO2e) emissions, divided by annual revenues for the corresponding year, expressed in millions of US dollars.

Trucost’s annual research process evaluates the environmental performance of a given company with one output of this process being its annual greenhouse gas emissions profile.

Constituent Weightings. At each rebalancing, constituents are weighted based on the product of each constituent’s FMC and exposure score, subject to the below constraints. This is done by using an optimization procedure that chooses final weights in such a way to minimize the sum of the squared difference of capped weight and uncapped weight, divided by uncapped weight for each stock, subject to the following constraints:

•	Constituents with an exposure score of 1 are capped at the lower of 8% or five times the constituent’s liquidity weight.

•	Constituents with an exposure score of 0.75 are capped at the lower of 6% or five times the constituent’s liquidity weight.

•	Constituents with an exposure score of 0.5 are capped at the lower of 4% or five times the constituent’s liquidity weight.

•	The cumulative weight of all constituents within the index which have a weight greater than 4.5% cannot exceed 40%.

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Rebalancing. The SPGTCED is rebalanced semi-annually effective on the third Friday of April and October, based on data from the third Friday of March and September, respectively. Rebalancing changes include additions, deletions, and weight changes, as well as a divisor adjustment.

Index Committee. An S&P index committee maintains the SPGTCED. The index committee meets regularly. At each meeting, the index committee may review pending corporate actions that may affect index constituents, statistics comparing the composition of the SPGTCED to the market, companies that are being considered as candidates for addition to the SPGTCED, and any significant market events. In addition, the index committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters. In addition to the daily governance of the SPGTCED and maintenance of the index methodology, at least once within any 12-month period, the index committee reviews the methodology to ensure the SPGTCED continues to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, S&P may publish a consultation inviting comments from external parties.

Corporate Actions. The SPGTCED adhere to the following general corporate action treatments:

Type of Corporate Action	Adjustment Made to the SPGTCED	Divisor Adjustment Required
Spin-Off	All spun-off companies are added to and remain in the indices until the subsequent rebalancing.	No
Constituent Change	There are no intra-rebalancing additions with the exception of spin-offs.	-

Deletions due to delistings, acquisition or any other corporate event resulting in the deletion of the stock from the SPGTCED will cause the weights of the rest of the stocks in the SPGTCED to change. Relative weights will stay the same.

Yes
	Constituents changing their GICS classification to a non-eligible GICS (according to its respective methodology), will be removed at the next rebalancing	-
	Rebalancing changes including additions, deletions, and weight changes.	Yes

The First Trust Nasdaq Cybersecurity ETF (“CIBR”)

First Trust Advisors L.P. (“First Trust”) is currently the investment adviser to the CIBR. The CIBR is an exchange-traded fund that trades on The NASDAQ Stock Market under the ticker symbol “CIBR.” The First Trust Exchange-Traded Fund II is a registered investment company that consists of numerous separate investment portfolios, including the CIBR.

The CIBR seeks investment results that correspond generally to the price and yield (before fees and expenses) of an equity index called the Nasdaq CTA Cybersecurity Index™.

The CIBR uses an “indexing” investment approach to attempt to replicate, before fees and expenses, the performance of the Nasdaq CTA Cybersecurity Index™. The CIBR will generally employ a full replication strategy, meaning that it will normally invest in all of the securities composing the Nasdaq CTA Cybersecurity Index™ in proportion to their weightings in the Nasdaq CTA Cybersecurity Index™. However, under various circumstances, full replication of the Nasdaq CTA Cybersecurity Index™ may not be possible or practicable. In those circumstances, the CIBR may purchase a sample of securities in the Nasdaq CTA Cybersecurity Index™. There may also be instances in which First Trust may choose to overweight certain securities in the Nasdaq CTA Cybersecurity Index™, purchase securities not in the Nasdaq CTA Cybersecurity Index™ which First Trust believes are appropriate to substitute for certain securities in the Nasdaq CTA Cybersecurity Index™, use futures or derivative instruments or utilize various combinations of the above techniques in seeking to track the Nasdaq CTA Cybersecurity Index™. The CIBR may sell securities that are represented in the Nasdaq CTA Cybersecurity Index™ in anticipation of their removal from the Nasdaq CTA Cybersecurity Index™ or purchase securities not represented in the Nasdaq CTA Cybersecurity Index™ in anticipation of their addition to the Nasdaq CTA Cybersecurity Index™.

The Nasdaq CTA Cybersecurity Index™

The Nasdaq CTA Cybersecurity Index™ was developed by, and is calculated, maintained and published by Nasdaq, Inc. (“Nasdaq”). The Nasdaq CTA Cybersecurity Index™ is reported by Bloomberg L.P. under the ticker symbol “NQCYBR.”

The Nasdaq CTA Cybersecurity Index™ is a modified liquidity-weighted index that is designed to track the performance of companies engaged in the cybersecurity segment of the technology and industrial sectors. The Nasdaq CTA Cybersecurity Index™ includes companies primarily involved in the building, implementation and management of security protocols applied to private and public networks, computers and mobile devices in order to provide protection of the integrity of data and network operations. The companies are selected based on classification determined by Consumer Technology Association (“CTA”).

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Security Eligibility Criteria

To be eligible for initial inclusion in the Nasdaq CTA Cybersecurity Index™, a security must meet the following criteria:

•	the eligible security types generally include common stocks, ordinary shares, depositary receipts (both American and Global), depositary shares, shares of beneficial interest of real estate investment trusts (REITs) or limited partnership interests and tracking stocks;
•	one security per issuer is permitted, but if an issuer has multiple securities, the security with the highest three-month average daily dollar trading volume (“ADDTV”) is considered for possible inclusion;
•	a security must be listed on an eligible global stock exchange, which are reviewed periodically for eligibility;
•	the security must be classified as a cybersecurity company as determined by CTA;
•	the issuer of each security must have a minimum market capitalization of $250 million;
•	each security must have a three-month ADDTV of at least $1 million; and
•	each security must have a minimum of free float of 20%.

If, at reconstitution, Nasdaq becomes aware that an issuer or security will soon undergo a fundamental change that makes it ineligible, Nasdaq will remove the security from consideration. This includes entering into a definitive merger or acquisition agreement or other pending arrangement that would make it ineligible for Nasdaq CTA Cybersecurity Index™ inclusion, or a filing of bankruptcy or similar protection from creditors.

Constituent Selection

All securities that meet the applicable eligibility criteria are included in the Nasdaq CTA Cybersecurity Index™.

Index Reconstitution

The Nasdaq CTA Cybersecurity Index™ selects constituents semi-annually in March and September. The security eligibility criteria are applied using market data as of the end of January and July, respectively. The Nasdaq CTA Cybersecurity Index™ reconstitution changes are announced in early March and September. Nasdaq CTA Cybersecurity Index™ reconstitution changes become effective at market open on the trading day after the third Friday in March and September, respectively.

Index Rebalance

The Nasdaq CTA Cybersecurity Index™ is rebalanced on a quarterly basis in March, June, September and December. The Nasdaq CTA Cybersecurity Index™ rebalancing uses the last sales price of all securities as of the prior month-end (February, August and November, respectively). Nasdaq CTA Cybersecurity Index™ rebalancing changes are announced in early March, June, September and December. Nasdaq CTA Cybersecurity Index™ rebalancing changes become effective at market open on the trading day after the third Friday in March, June, September and December, respectively.

Index Weight Adjustments

The Nasdaq CTA Cybersecurity Index™ is a modified liquidity-weighted index. The initial weights of the Nasdaq CTA Cybersecurity Index™ securities are determined by dividing each security’s three-month ADDTV by the aggregate ADDTV of all securities included in the Nasdaq CTA Cybersecurity Index™. Initial weights are then adjusted to meet the following constraints:

•	No index security weight may exceed 6%.
•	For index securities whose three-month ADDTV is not ranked among the top five, no weight may exceed 3%.

Index Calculation

At any moment in time, the value of the Nasdaq CTA Cybersecurity Index™ equals the aggregate value of the then-current Nasdaq CTA Cybersecurity Index™ share weights of each of the Nasdaq CTA Cybersecurity Index™ component securities, which are based on the total shares outstanding of each such Nasdaq CTA Cybersecurity Index™ component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market (which may be the official closing price published by The NASDAQ Stock Market), as adjusted by the weighting adjustment scheme described under “— Nasdaq CTA Cybersecurity Index™ Weight Adjustments” above, and divided by a scaling factor (the “Divisor”), which becomes the basis for the reported Nasdaq CTA Cybersecurity Index™ value. The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is recommended for Nasdaq CTA Cybersecurity Index™ reporting purposes.

Index Maintenance

Deletion Policy

If, at any time during the year other than the Nasdaq CTA Cybersecurity Index™ reconstitution(s), a Nasdaq CTA Cybersecurity Index™ security no longer meets the eligibility criteria, or is otherwise determined to have become ineligible for inclusion in the Nasdaq CTA Cybersecurity Index™, it is removed from the Nasdaq CTA Cybersecurity Index™. This includes circumstances where a Nasdaq CTA Cybersecurity Index™ security is determined to be ineligible for continued inclusion in the Nasdaq CTA Cybersecurity Index™ due to merger, acquisition or other major corporate event that would otherwise adversely impact the integrity of the Nasdaq CTA Cybersecurity Index™.

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Replacement Policy

Nasdaq CTA Cybersecurity Index™ securities deleted at any time during the year other than the Nasdaq CTA Cybersecurity Index™ reconstitution(s) are not replaced.

Corporate Actions

In the interim periods between scheduled index reconstitution events, individual Nasdaq CTA Cybersecurity Index™ securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the Nasdaq CTA Cybersecurity Index™. With the exception of certain corporate events, Nasdaq CTA Cybersecurity Index™ securities are adjusted for corporate actions prior to market open on the effective date, ex-date, ex-dividend date or ex-distribution date of a given corporate action/event. In the absence of one of those dates, there will be no adjustment to the Nasdaq CTA Cybersecurity Index™ for such corporate action.

Index share adjustments

Other than as a direct result of corporate actions, the Nasdaq CTA Cybersecurity Index™ does not normally experience share adjustments between scheduled index rebalance and reconstitution events.

Index Governance

The Nasdaq Index Management Committee (the “Nasdaq Index Committee”) approves all new index methodologies applicable to the Nasdaq CTA Cybersecurity Index™. The Nasdaq Index Committee is composed of full-time professional members of Nasdaq. The Nasdaq Index Committee meets regularly, and reviews items including, but not limited to, pending corporate actions that may affect the Nasdaq CTA Cybersecurity Index™ constituents, statistics comparing the composition of the Nasdaq CTA Cybersecurity Index™ to the market, securities that are being considered as candidates for addition to the Nasdaq CTA Cybersecurity Index™, and any significant market events.

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